UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UNIVERSAL INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 29, 2022

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 10, 2022 at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida.

Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the 11 nominees for director named in the accompanying Proxy Statement;

•	Advisory vote to approve the compensation of our named executive officers;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2022; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. We encourage you to submit your proxy over the internet or by telephone in advance of the meeting. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Executive Chairman of the Board

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time Place Record Date

Friday, June 10, 2022

9:00 a.m., Eastern Time

Boca Raton Resort & Club

501 E. Camino Real

Boca Raton, Florida

Only shareholders of record at the close of business on April 11, 2022 are entitled to receive notice of, and to vote at, the meeting.

◾ Election of eleven director nominees named in the Proxy Statement to our Board of Directors

◾ Advisory vote to approve the compensation of our Named Executive Officers

◾ Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2022 fiscal year

◾ Such other business as may properly come before the meeting or any adjournment or postponement thereof

Proxy Voting

Please vote promptly. You can vote your shares in advance of the meeting via the internet, by telephone or, if you received a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki,

Secretary

Fort Lauderdale, Florida

April 29, 2022

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida, on Friday, June 10, 2022, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2022 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2022 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.proxydocs.com/UVE.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are being mailed to shareholders on April 29, 2022.

PROXY SUMMARY

 Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of 11 directors named in this Proxy Statement	FOR EACH NOMINEE	7 – 25

2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	26 – 39

3	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021	FOR	40 – 42

 Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across 19 states (primarily in Florida), with licenses to write insurance in two additional states. The Insurance Entities seek to produce an underwriting profit (defined as earned premium less losses, loss adjustment expense, policy acquisition costs and other operating costs) over the long term; maintain a resilient balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income exceeding short-term operating needs.

Universal’s strategic focus is on creating a best-in-class experience for our customers. We have more than 20 years of experience providing protection solutions. Our business strategy leverages our differentiated capabilities to support the Insurance Entities across all aspects of the insurance value chain to provide our customers with a streamlined experience. We continue to evaluate ways in which we can improve the customer experience, provide disciplined underwriting, maintain a resilient balance sheet backed by our reinsurance programs and geographic diversification, and maximize earnings stability through inversely correlated or complementary high-quality earnings streams. We have made substantial efforts in recent years to improve our claims operation, including reductions in our claim resolution times and strengthening of our reserves to position us for the future.

 Director Nominees

The following table provides summary information regarding each of our Board’s nominees for election as director as well as their tenure and business experience.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk

Sean P. Downes (Executive Chairman)	52	2005	Executive Chairman, Universal Insurance Holdings, Inc.				X

Scott P. Callahan	68	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X

Kimberly D. Campos	44	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X

Stephen J. Donaghy (CEO)	57	2020	Chief Executive Officer, Universal Insurance Holdings, Inc.

Marlene M. Gordon	55	2020	SVP and Chief Legal Officer, Panera, LLC	X

Francis X. McCahill, III	74	2021	Founder of Homeowners Choice, Inc.				X

Richard D. Peterson	54	2014	CFO of Clarus Therapeutics		X	Chair

Michael A. Pietrangelo (Lead Independent Director)	79	2010	President and Managing Director of The Theraplex Company, LLC	X	Chair

Ozzie A. Schindler	53	2007	Lawyer with Greenberg Traurig, LLP			X		Chair

Jon W. Springer	52	2013	Director, Universal Insurance Holdings, Inc.				Chair	X

Joel M. Wilentz, M.D.	87	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X	X

 Governance Highlights

•	Seven of our 11 director nominees are independent.

•

Our independent directors elect our lead independent director, who is actively engaged and chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•	We routinely engage with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•	Within two years of joining the Board, each director is expected to own shares of our common stock having a value of at least $50,000.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

 2021 Performance Highlights

Our 2021 financial results reflect our execution against our strategic priorities and commitment to returning value to shareholders through dividends and share repurchases (comparisons are to 2020 unless otherwise specified):

Focus on disciplined growth and maximize earnings stability:

•	Total revenue, including services businesses and investment performance, up 4.6% to $1.1 billion.

•	Diluted GAAP earnings per share increased 8.3% to $0.65, benefiting from a lower loss & LAE ratio.

•	Implemented 14.9% overall rate increase for Florida homeowners’ insurance lines of business, with additional rate increases for reinsurance and inflation.

•	Clovered.com, our digital agency subsidiary, surpassed $40 million in placed premiums.

•	Return on average equity (ROE) of 4.6% despite heightened inflationary trends.

Maintain a resilient balance sheet:

•	Debt-to-equity ratio of 24.1% as of year-end.

•	Secured more open market reinsurance capacity than at any point in Company history and set the top of the reinsurance tower for a Florida first event at $3.4 billion.

•	Total unrestricted cash and invested assets of $1.3 billion as of year-end.

Make customer service and continuous improvement a way-of-life:

•	U.S. Environmental Protection Agency recognized Universal Insurance Holdings, Inc. for leading green power use in 2021.

•	Universal Insurance Holdings, Inc. received its Great Place to Work® (GPTW) Certification in 2021.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 116,886 shares at an aggregate cost of $1.6 million.

•	Returned $25.8 million to shareholders through share repurchases and dividends.

* Excludes preferred stock.

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, advisory fees and expenses associated with real estate investments.

For further details about our 2021 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Total Shareholder Return (TSR) Results (1) at End of Fiscal 2021

(1) TSR results reflect reinvestment of dividends. Our Florida specialty peer group for fiscal 2021 includes United Insurance Holdings Corp., FedNat Holding Company, HCI Group, Inc. and Heritage Insurance Holdings, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Scott P. Callahan, Kimberly D. Campos, Stephen J. Donaghy, Sean P. Downes, Marlene M. Gordon, Francis X. McCahill, III, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2023 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if re-elected or, in the case of Mr. McCahill, elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve for a one-year term until the 2023 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

 Director Nominees

The director nominees are set forth below. If elected, each nominee is expected to serve for a one-year term until the 2023 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier departure.

Name	Age	Position at the Company	Date of Joining the Board

Scott P. Callahan	68	Director	2013

Kimberly D. Campos	44	Director, Chief Information Officer and Chief Administrative Officer	2017

Stephen J. Donaghy	57	Director and Chief Executive Officer	2020

Sean P. Downes	52	Executive Chairman	2005

Marlene M. Gordon	55	Director	2020

Francis X. McCahill, III	74	Director	2021

Richard D. Peterson	54	Director	2014

Michael A. Pietrangelo	79	Director	2010

Ozzie A. Schindler	53	Director	2007

Jon W. Springer	52	Director and former President and Chief Risk Officer	2013

Joel M. Wilentz, M.D.	87	Director	1997

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors, LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. From 2002 to 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos became a director of the Company in 2017. Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and address ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Stephen J. Donaghy became a director of the Company in 2020. Mr. Donaghy became Chief Executive Officer of the Company in July 2019 and was previously the Chief Operating Officer of the Company from March 2016 until his appointment as Chief Executive Officer. He also served as our Secretary from February 2013 to December 2019, Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. As our Chief Executive Officer, Mr. Donaghy provides substantial insight on the Board regarding the operations of the Company.

Sean P. Downes became Executive Chairman in July 2019. Prior to being the

Executive Chairman, Mr. Downes was Chairman of the Board of Directors and Chief Executive Officer of the Company from 2013 to July 2019. Mr. Downes also served as President of the Company from 2013 to March 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Marlene M. Gordon became a director of the Company in 2020. Mrs. Gordon has more than 25 years of experience serving as legal counsel within the consumables and service industries and championing women’s leadership in the workplace. Mrs. Gordon previously served as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary for Del Monte Fresh Produce Company, a global producer, marketer and distributor of fruit and vegetable products. Prior experience includes approximately six years at Bacardi U.S.A., Inc., a spirits company, where she served most recently as Vice President, General Counsel for North America, in addition to serving as the Global Chair for Bacardi’s Women-In-Leadership Program, an initiative that was founded with the mission of unleashing the potential of current and future female leaders at Bacardi to drive sustainable top and bottom line business growth. Prior to Bacardi, Mrs. Gordon spent 14 years at Burger King Corporation, serving most recently as Vice President, Assistant General Counsel, Marketing and Intellectual Property, in addition to serving as chair of the company’s Women’s Leadership Forum. Mrs. Gordon brings to the Board substantial leadership experience along with compliance and corporate governance expertise.

Francis X. McCahill, III became a director of the Company in 2021. Mr. McCahill began his insurance career in 1972 with the Wall Street brokerage firm Frank B. Hall serving as junior account executive in the marine insurance department. He went on to manage the worldwide corporate risk management departments of three Fortune 500, multi-national corporations: Bristol Myers-Squibb, Norton Simon, Inc., and Harris Corporation. In 1989, he joined Johnson & Higgins, Inc. as a Vice President. From there he founded Cypress Underwriters, a regional property & casualty managing general agency. Ultimately, Mr. McCahill was a founder, President and CEO of Homeowners Choice, Inc. a Florida homeowners insurance company.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Since February 2021, Mr. Peterson has served as the Chief Financial Officer of Clarus Therapeutics, a specialty pharmaceutical company. Mr. Peterson has served as the Chief Financial Officer of various biotech companies from 2015 to 2020 including the publicly traded Botanix Pharmaceuticals, Sienna Biopharmaceuticals, Inc. and Novan, Inc. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation, a New York Stock Exchange (“NYSE”) listed company, from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998,

Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Smith, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014. More recently, through 2020, Mr. Pietrangelo served as the President and Managing Director of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig, LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York state bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013 and was an executive with the Company from 2006 until his retirement in January 2021. Mr. Springer served as President and Chief Risk Officer of the Company from March 2016 until his retirement. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the board of directors of the Neurological Injury Compensation Association for the State of Florida. Dr. Wilentz is a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

 Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Our Board values diversity in selecting nominees to serve on our board. Pursuant to our Corporate Governance Guidelines, the Board seeks members from diverse professional backgrounds, and considers an individual’s independence, diversity, skills and experience in the context of the needs of the Board. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance. Two of our directors are racially and ethnically diverse.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, the Nominating and Governance Committee will consider any director nominees recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Personal and professional attributes and skills of the nominees

Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

Out of 11 board nominees

 Corporate Governance Framework

The Board’s leadership structure is designed so that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence, corporate responsibility and accomplishing our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), Whistleblower Policy (“Whistleblower Policy”), our enterprise risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct, Whistleblower Policy and the charters of each Board committee are available www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters, policies and practices in order to provide appropriate standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Seven of our 11 director nominees are independent.

	•	Messrs. Downes and Donaghy and Ms. Campos are the members of management who serve as directors.

Board Composition	•	The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

Lead Independent Director	•	Our independent directors elect our lead independent director.
	•	Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.

	•	Our Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.

	•	Chairs of the Board committees shape the agenda and information presented to their committees.

Board Oversight of Risk Management	•	The Board seeks to facilitate the identification and appropriate management of material risks, and the Board and its committees regularly review material operational, financial, compensation, environmental and social risks and compliance risks with senior management.

Accountability	•	Our directors are elected annually.

	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.

Open Communications	•	Our committees report to the Board regularly.

	•	The Board promotes open and frank discussions with management.

	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.

Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.

Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

Director Stock Ownership	•	Within two years of joining the Board, each director is expected to own shares of our common stock having a value of at least $50,000.

Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.

	•	Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 5 meetings during 2021. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2021 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2021.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. Currently, our Board leadership structure consists of a lead independent director, an Executive Chairman (who was our former CEO), and strong committee chairs. The Board believes that our current structure provides necessary independent leadership and engagement while maintaining the benefit of having our former CEO chair regular Board meetings as important strategic and business matters are discussed. In addition, our current Chief Executive Officer, who is the individual primarily responsible for management of our Company, is also an active and engaged member of our Board. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. In July 2019, we separated the Chairman and Chief Executive Officer roles; Sean P. Downes assumed the role of Executive Chairman, and Stephen J. Donaghy was appointed as the Company’s Chief Executive Officer.

The Board believes that our shareholders are best served at this time by having Mr. Downes continue his role as Chairman of the Board, in view of his tenure and experience with the Company. As Executive Chairman, Mr. Downes continues to set agendas for, and to lead Board discussions of, strategic matters affecting our business at the time. Our Executive Chairman is appointed annually by all the directors. The Executive Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes, Donaghy and Springer and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules.

Lead Independent Director; Meetings of Independent Directors

Michael A. Pietrangelo has served as the lead independent director since 2014. Our independent directors met 3 times in executive session in 2021. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Enterprise risk management and key risks identified by management are overseen by the Board and its committees. These include material strategic, operational, credit, market, and liquidity risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers. The Board, through its committees, also oversees the Company’s dedicated Enterprise Risk Management (“ERM”) function, as described below.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

Enterprise Risk Management

We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.

In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.

Enterprise Risk Management Framework

Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.

Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework supports the acceptable level of risk which is the basis of the decision-making of management and ultimately the Board. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Conduct, or a waiver from a provision of the Code of Conduct granted to a senior executive officer, the Company intends to post such information on its website.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Gary Lloyd Ropiecki, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.

Corporate Responsibility

Our shareholders, customers and other stakeholders have increasingly expressed interest in our sustainability efforts through our environmental, social and governance (“ESG”) practices. We value being a responsible corporate citizen and engage with our investors, customers, employees, agents and brokers, rating agencies and other stakeholders on business issues and environmental, social and governance topics. We also provide robust and detailed information on key initiatives we support in this space on our website, https://universalinsuranceholdings.com. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address ESG issues, including appointment of a Director of Sustainability to oversee these efforts for the organization.

Sustainability

Climate

•

We acknowledge our responsibility to reduce environmental impacts of our business. We are committed to promoting the benefits of environmental sustainability, reducing our environmental footprint, encouraging employee involvement, and monitoring progress. In addition, we are focused on managing our business to ensure environmental laws and recognized standards are met.

•

We are a U.S. Environmental Protection Agency (EPA) Green Power Partner (GPP) as of November 2021. Through this partnership, our goal is to protect human health and the environment by reducing the negative health impacts of air emissions by using green power. Our organization has committed to use 652,000 kilowatt-hours (kWh) of green power annually (25% of our energy through renewals). Through the purchase of green renewable energy, including wind, solar, low-impact hydroelectric, and geothermal, we aim to reduce our own carbon footprint while encouraging others to take similar actions. Our purchase of Renewable Energy Credits (RECs) has been certified and verified by non-profit validation accreditors such as the Center for Resource Solutions’ Green-e program to meet GPP program requirements.

•

We are corporate partners with The CLEO Institute, a Florida-based, 501(c)(3) non-profit, non-partisan organization exclusively dedicated to climate crisis education and advocacy. We are the primary Corporate Partner for the CLEO Speakers Network (CSN). The CSN is a certification program that builds individuals’ confidence in climate communication by breaking down the latest science, impacts, and actionable solutions. Through these trainings, they can carry a message of urgency to a broader audience to accelerate climate action. The program has trained hundreds of individuals throughout Florida to prepare and empower them to become climate advocates in our local communities. Since the inception of the CLEO Speakers Network Program in 2012-2013, the organization has trained approximately 1,000 people across Florida. These trained speakers have provided over 1,500 webinars and presentations with vital climate change information to close to 50,000 Floridians. We are also Silver Level sponsors of the

CLEO Institute’s 2022 Climate Symposium, which enlists world-renowned speakers to discuss critical topics related to the climate crisis and innovative solutions that are available to tackle it. The Symposium brings together close to 1,000 international participants to receive the most up-to-date data on climate and health-related issues.

•

We support the Center for Climate and Energy Solutions (C2ES) resilience work. The C2ES, the successor to the Pew Center on Global Climate Change, was founded in 1998, and is widely recognized as an influential and pragmatic voice on climate issues. Through our partnership, the C2ES resilience program convenes stakeholders and identifies strategies and policies for all levels of government that support the climate resilience of communities and businesses in the United States. Our funding supports C2ES forthcoming reports, which will examine how corporations can help advance local climate resilience, and how municipalities understand their climate risk to help build resilience. We are also a Bronze Level sponsor of the C2ES Climate Leadership Conference. The annual Climate Leadership Conference is North America’s premier event dedicated to addressing the climate crisis through policy, innovation, and business solutions. The conference brings together over 1,000 forward-thinking leaders from the business (55%), government (20%) and non-profit/academic (25%) sectors to explore energy and climate solutions and opportunities, and to showcase climate leadership.

•

As climate change accelerates and natural disasters strike with more frequency, our involvement as a Community Partner with Team Rubicon is vital for affected populations. Team Rubicon is an organization that mobilizes veterans, leveraging their skills and experience to help people prepare, respond, and recover from disasters and humanitarian crises. Team Rubicon utilizes the Center for Disease Control’s Social Vulnerability Index (SVI) to ensure they reach the most vulnerable and at-risk communities. The SVI uses census data to measure a community’s resiliency when confronted with an outside stressor. Disasters are indiscriminate, yet their devastating impact continues to disproportionally affect the poor and communities of color. During Hurricane Harvey, the worst flood damage affected a neighborhood that was 49% nonwhite. During Hurricane Katrina, four of the seven zip codes with the costliest flood damage were at least 75% Black.

•

Through our online consumer content resource CloveredSM, we continue to educate consumers on how to prepare, protect, and recover to reduce potential financial losses, save lives, and preserve property. In addition, CloveredSM has partnered with a number of carriers to provide a variety of coverages to consumers in predominately coastal states that are most affected by climate. We believe this service and protection we provide to those hardest impacted by climate-related natural disasters is one of the strongest actions we can take to support the livelihood of consumers and is paramount to the sustainability and resilience of our towns and cities as well as environmental management and climate strategy.

•

In coastal states that are affected by natural disasters, we have strived to be a pillar of support for the communities affected. We have paid out hundreds of millions of dollars in claims over the years, along with our reinsurance partners, to help our customers get back on their feet after challenging natural disasters.

Going Green

•

To reduce our paper consumption and more efficiently deliver services to our customers, we revitalized our digital presence to enable our customers to submit claims and view documents electronically through our newly revamped public-facing websites.

•

We have continued our concerted effort to transition close to one million U.S. policyholders to “go paperless.” The goal of this ongoing initiative is to capture all policyholders electronically, while reducing our dependency on paper correspondence.

•

In 2020, we installed Elkay water fountain filtration systems in several of our buildings. Adding the filtration systems has reduced our dependency on purchasing water bottles for employees and will result in a long-term cost savings for the Company. Each filtration station informs users of the number of 20 oz. single-use water bottles saved from waste by using reusable bottles and cups. By incorporating these fountains, we ultimately plan on reducing our plastic bottle consumption by 200,000 bottles per year.

Energy Efficiency

•	We have reduced our energy footprint by assigning hybrid vehicles to field agents and making certain adjustments in our office buildings, such as transitioning to energy-efficient LED lighting.
•	The current modifications to the Company’s facilities serve the goal of achieving significant energy savings for the life of the building. Various energy efficiencies include:
○	Replacing all exterior windows with Low-e tinted glass.
○	Replacing roof gravel with white, reflective TPO membrane over R-20 insulation.
○	Doubling the required R-5 exterior wall insulation to R-10 batts.
○	Replacing the existing DX Air Conditioning system with an air-cooled Chilled Water system.

Social Impact

Insurance is an instrumental complement to social policy. By providing significant social benefits, such as rebuilding property after catastrophes, insurance contributes to the rebuilding of people’s livelihoods, and economies as a whole. Furthermore, philanthropy, health and wellness, and diversity and inclusion are staples of our everyday practices.

Philanthropy

Universal Cares Initiative

•

Universal Insurance Holdings is committed to empowering and giving back to the communities it serves. Through our community outreach efforts, we seek to address some of today’s toughest challenges and help people improve their lives, particularly in underserved communities. This philosophy is underscored by the recent revamping of our Universal Cares initiative, which houses our community outreach efforts. Going forward, we have designated three focus areas where we will focus our efforts in terms of volunteer hours and fundraising dollars. They generally fall under categories that our employees are passionate about, that align with our company mission, and that affect our business. Our activities, fundraising, and partnerships with nonprofits will align with organizations in the areas of 1) access to housing, 2) the betterment of youth, and 3) environmental sustainability / climate.

Current Programs

•

We are invested in the communities in which we do business. We regularly engage with and support our communities, including through outreach efforts during major storms and organizing beach cleanup events.

•

As of October 2021, we have joined the world’s largest corporate citizenship initiative, the United Nations Global Compact. As Participants in the UN Global Compact, we join other companies across industries to implement responsible practices and develop innovative solutions to address poverty and inequality, and support education, health and peace, to name just a few areas.

•	We also contribute to organizations that positively impact our communities.
○

Since 2017, UPCIC, has generously funded 2,620 scholarships through contributions totaling $18.5 million to Step Up For Students, a nonprofit organization that helps manage the income-based Florida Tax Credit Scholarship Program. About 57% of scholarship children are from single-parent households and nearly 68% are Black or Hispanic. The average household income of families accepted to receive scholarships is $25,755 – a mere 9% above poverty.

○

Through our partnership with the Neighborhood Housing Services of South Florida (NHSSF), we assist in addressing a pressing issue for South Floridians, addressing rates of homeownership among communities of color. We are official corporate partners with the NHSSF’s With Ownership Wealth! (WOW!) initiative – a financial capacity program designed to increase African American rates of homeownership. This will be a web-based and app platform that will provide vital information and resources to underserved communities in South Florida looking to become homeowners. We are also a corporate sponsor of the NHSSF’s Homeowner & Homebuyer Expo, which takes place every October. The event informed low to moderate-income Miami-Dade residents about the home buying process and put them on the path to homeownership.

○

Since hosting our first head-shaving event in 2016, Universal has raised over $1.2 million for the St. Baldrick’s Foundation, which addresses lifesaving childhood cancer research. This event has become Universal’s largest annual fundraiser for a charity. Every year, we exceed our fundraising goal and the company matches the amount raised by employees, doubling our impact to support the most promising research for kids with cancer. Despite the unexpected circumstances of the past two years, Universal officially held the top fundraising event in Florida in 2020 and 2021. Universal has raised $1,038,695 for the nonprofit since our partnership began! Additionally, out of 832 events nationwide, Universal’s efforts placed us 4th overall.

○

We have entered into a multiyear commitment and partnership with Junior Achievement of South Florida. Through our Universal Property & Casualty Insurance Company (UPCIC) branded “storefront” at the Patten Family Foundation JA Finance Park, we teach 20,000+ students about the insurance industry, careers, and financial literacy. The Junior Achievement Finance Park enlists eighth grade students from Broward County and south Palm Beach County every year to learn how career pathways and financial decisions impact their lives. As a financial services company, the synergies are obvious, as JA is an organization that provides invaluable financial literacy instruction to our youth.

○

We provide several opportunities throughout the year for employees to work with Habitat for Humanity. Additionally, Universal has formed an official partnership with the charity to hold monthly workshops for Habitat for Humanity’s new and existing homeowners. The goal of the meetings is to explain many important aspects of property insurance, including information about getting coverage, maintaining a policy, and understanding deductibles. This is an ongoing effort performed monthly for the duration of the calendar year. We are expanding this program with Community Partners of South Florida, a nonprofit that provides comprehensive services and solutions to individuals and families in need in three primary areas: Behavioral/Mental Health, Housing, and Community.

Great Place to Work Certification

•

Universal has received Great Place to Work® (GPTW) Certification for two consecutive years beginning in 2021. We make employee experience a priority every day and GPTW Certification is a testament to the great work that has gone into addressing our culture and work environment. Our employees have reported a consistently positive experience with their coworkers, their leaders, and with their jobs during the company wide GPTW Trust Index survey made available to the workforce. This includes an 89% positive rating in the GPTW statement question - “Is Universal Insurance Holdings a Great Place to Work?,” and increase from the previous year and higher than the 59% average for a typical U.S -based company.

•

From our robust benefit offerings, employee recognition programs, upgrades to our facilities, and our emphasis on our key values, the organization has made a concerted effort to enhance the quality of our workplace experience. Great Place to Work® is the global authority on workplace culture. For close to thirty years, they have surveyed more than 100 million employees around the world and used those deep insights to define what makes a great workplace: trust. Their unparalleled benchmark data is used to recognize Great Place to Work-Certified™ companies like ours.

Health & Wellness

•

Our employees are a cornerstone of our operations, and we take their health and wellness seriously. We are proud to provide our employees with 100% full healthcare premium coverage for self and spouse plans. Dental insurance, life insurance and AD&D, short-term disability insurance, employee assistance program, prescription discounts, and a generous matching 401(k) program are also available. Through Teladoc, our employees can talk with a doctor by phone or app from wherever they are. This feature is included at no cost to our employees with their health insurance plan. Our Employee Assistance Program (EAP) is available to employees and provides easy-to-use services to help with the everyday challenges of life — at no additional cost.

•

In 2020, we launched a partnership with ClassPass, an app and website that allow employees to book video workout classes online, either prerecorded or live sessions or attend in-person fitness centers in the cities where they live and work. Universal subsidizes a portion of the membership to make it affordable to employees who wish to engage in their wellness journey.

•	We are organizing Health Fairs for all employees biannually. Healthcare professionals are brought into our offices to provide important screenings that can be performed on-site.

Diversity and Inclusion

•

We continue our support of diversity and inclusion to create an inclusive culture and deliver a sustainable talent model to enhance performance and broaden perspectives. We provide company-wide diversity data and disclosure on our website in the form of a consolidated EEO-1 report. Additionally, our board includes two directors who are both female and racially/ethnically diverse.

•

In 2020, our CEO, Stephen Donaghy, advanced our commitment to diversity and inclusion in the workplace by signing the CEO Action for Diversity & Inclusion pledge. Through this initiative, we have committed to developing a robust plan to our workforce surrounding diversity and inclusion in the workplace.

Corporate Governance and Ethics

•

We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance processes. With a commitment to ethics, we conduct our business in accordance with our Code of Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above.

 Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding over committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee
Scott P. Callahan	I	Chair	Member
Kimberly D. Campos						Member
Stephen J. Donaghy
Sean P. Downes	C		Member
Marlene M. Gordon	I	Member
Francis X. McCahill, III	I		Member
Richard D. Peterson	I, E			Member	Chair
Michael A. Pietrangelo	I, LD	Member		Chair
Ozzie A. Schindler	I, E				Member	Chair
Jon W. Springer			Chair			Member
Joel M. Wilentz, M.D.	I	Member		Member	Member

I - Independent director; C - Chairman of the Board; LD - Lead Director; E - Audit Committee Financial Expert

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 6 meetings in 2021.

•

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“2009 Plan”) and the Company’s 2021 Omnibus Incentive Plan, as amended from time to time (the “2021 Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 6 meetings in 2021.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 3 meetings in 2021.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisors. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisors.

•	The Investment Committee held 3 meetings in 2021.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 5 meetings in 2021.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

 Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2021. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or Board of Directors of another entity for which any of our directors served as an executive officer at any time during 2021.

No compensation committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

 Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the Chairs of our Board committees each receive an additional annual cash retainer of $15,000. The independent directors are also entitled to receive discretionary grants of non-qualified stock options.

In 2021, Messrs. Downes, Donaghy, and Ms. Campos were employees of the Company and did not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2021.

Name	Fees Paid in Cash ($)
Scott P. Callahan	$100,000
Marlene M. Gordon	$85,000
Francis X. McCahill, III	$34,731
Ralph J. Palmieri (1)	$50,000
Richard D. Peterson	$100,000
Michael A. Pietrangelo	$100,000
Ozzie A. Schindler	$100,000
Jon W. Springer (2)	$86,197
Joel M. Wilentz, M.D.	$85,000

(1)	Mr. Palmieri retired from the Board on June 11, 2021.

(2)	Mr. Springer retired from his role as President of the Company on January 1, 2021. Mr. Springer retired from his role as the Company’s Chief Risk Officer on January 31, 2021.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. It is expected that, within two years of joining the Board, each director will own shares of our common stock having a value of at least $50,000. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

 Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the year ended December 31, 2021, all of the Reporting Persons timely filed the required reports under Section 16(a), except for one transaction on one Form 4 for Mr. Downes.

 Information About Our Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Stephen J. Donaghy	57	Chief Executive Officer and Director
Sean P. Downes	52	Executive Chairman

Frank C. Wilcox	54	Chief Financial Officer
Kimberly D. Campos	44	Chief Administrative Officer, Chief Information Officer and Director

Jon W. Springer (1)	52	Former President and Chief Risk Officer

(1)	Mr. Springer retired from his positions as President and Chief Risk Officer of the Company in January 2021.

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.

Stephen J. Donaghy. For biographical information on Stephen J. Donaghy, see “Director Nominees.”

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Frank C. Wilcox became the Chief Financial Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013 and as the Company’s Principal Accounting Officer from 2013 to 2022. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, The Blackstone Group, Dean Witter, Credit Suisse First Boston and American Express Financial Advisors. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

Jon W. Springer. For biographical information on Jon W. Springer, see “Director Nominees.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers (the “Say on Pay Vote”), as disclosed in this Proxy Statement on pages 26-39. Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

In view of the Say on Pay Vote at the 2021 Annual Meeting of Shareholders, in which 42% of the shares cast voted to approve the Say on Pay Vote, we have revised our executive compensation program significantly, as discussed further below in the section titled “2021 Engagement and New CEO Compensation Program.” We believe that our program, as revised, will attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability, while also better aligning compensation with shareholders.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in this Proxy Statement on pages 26-39.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2021 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 4-6 of this Proxy Statement.

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. All of our executive officers are Named Executive Officers.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	increase long-term value for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the annual say on pay resolution;

•	individual performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

 2021 Engagement and New CEO Compensation Program

2021 Say-on-Pay Vote and Shareholder Engagement

At the 2021 Annual Meeting, 42% of the votes cast on the Say-on-Pay proposal voted in favor of the Company’s named executive officer compensation. In response to the failure to obtain shareholder approval of this proposal—which was likely influenced by the fact that the major proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, both recommended votes “against” the proposal—we conducted a shareholder outreach campaign to 58 institutional investors, which represented approximately 52% of the Company’s outstanding common shares. Four of these institutional investors, representing approximately 30% of the Company’s outstanding common shares, engaged with the Company on our executive compensation program. In response to these engagement efforts, we have made significant changes to our CEO’s compensation program, as summarized below and in the Compensation Discussion and Analysis section.

What We Heard

Similar to the reports by ISS and Glass Lewis, the institutional shareholders we engaged with primarily expressed concerns with the structure of our CEO’s existing compensation program as memorialized in Mr. Donaghy’s employment agreement, including:

•	High target cash bonus

•	Discretionary cash bonus criteria

•	Equity awards are primarily time based

•	Performance stock uses a short measurement period

How We Responded

In response to these concerns, we have meaningfully amended the structure of our CEO’s compensation program, including significant reductions to target cash bonus and overall target compensation opportunities, a restructuring of the cash bonus to reflect pre-set quantitative performance metrics and a restructuring of equity compensation to more heavily emphasize performance-based stock with a three-year measurement period. The changes to CEO compensation, which are effective beginning with fiscal 2022, include:

•	44% reduction to overall target compensation

•	40% reduction to the target cash incentive opportunity (new annual non-equity incentive award target is $1.5 million, down from $2.5 million previously)

•	Restructuring cash incentive criteria to reflect performance-based metrics (vs. discretionary criteria previously), with threshold, target and maximum levels.

•	Restructuring equity incentive such that 50% of the equity incentive is performance-based (vs. 30% previously) with a three-year measurement period (vs. only one year previously).

Restructured CEO Compensation (effective beginning with fiscal 2022)
Salary		$1,000,000
	Threshold	Target	Max

Annual cash incentive	$750,000	$1,500,000	$3,000,000
Time-based restricted stock opportunity		$875,000
Performance-based equity opportunity	$437,500	$875,000	$1,750,000
Total compensation opportunity*	$3,062,500	$4,250,000	$6,625,000

*

Total compensation opportunity assumes $875,000 of time-based restricted stock is issued in threshold, target and max scenarios, but the compensation committee may award less time-based restricted stock or no time-based restricted stock at all.

Cash Incentive Award Criteria (effective beginning with fiscal 2022)
Weighting	Criteria	Threshold	Target	Max
50%	Net operating ratio*	100%	95%	90%
30%	GPW** growth	4%	8%	15%
20%	Qualitative	Qualitative

*

Net operating ratio’s numerator is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

**	GPW reflects gross premiums written.

Long-Term Performance Equity Vesting Criteria (effective beginning with fiscal 2022)
Criteria	Threshold	Target	Max
3-year adjusted* book value per share growth	5%	10%	25%

*	Excludes cumulative dividends declared and accumulated other comprehensive income.

New CEO Compensation Program Compared to Prior Program
	New	Prior*	Change
Salary	$1,000,000	$1,000,000	0%
Cash incentive target	$1,500,000	$2,500,000	-40%
Equity incentive target	$1,750,000	$4,116,250	-57%
Total target compensation opportunity	$4,250,000	$7,616,250	-44%
Target cash incentive criteria	Performance-based	Discretionary
Performance-based equity incentive as % of total target equity incentive	50%	30%	65%
Performance-based equity measurement period	3 years	1 year	200%

*	Prior equity incentive target and prior total target compensation opportunity are based on UVE’s stock price as of the close on the 2/12/2020 effective date of CEO’s prior employment agreement..

It is important to note the difference between the structure of our CEO’s compensation program/opportunity and the amounts actually paid to Mr. Donaghy. Notwithstanding Mr. Donaghy’s employment agreement, in 2021 and in 2020, the Compensation Committee retained full discretion as to whether to award any cash bonus to him or to any other executive officer, and indeed, the Compensation Committee did not reward Mr. Donaghy any annual bonus in 2021 or in 2020.

 2021 Compensation Components

Base Salary

Base salaries for each Named Executive Officer are set forth in their respective employment agreements, which are summarized below. In general, base salaries for our Named Executive Officers are set after considering a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention.

Annual Cash Bonus

For 2021, Messrs. Donaghy and Downes were each eligible to receive a discretionary bonus (as described above, based on shareholder engagement efforts, short-term incentive compensation for the CEO has been amended to a performance-based model beginning with fiscal 2022), with the actual bonus payable to be determined based on factors the Compensation Committee determines to be appropriate, including, but not limited to, the Company’s achievement of its financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. The Committee applied a more subjective framework when determining bonus payouts in order to allow it to respond to evolving Company strategic priorities and appropriately align bonus payments with individual and company achievements across a multitude of priorities. For 2021, Mr. Donaghy’s bonus potential, which was subject to his prior employment agreement, was set at $2.5 million for target performance and a maximum of up to $3.5 million for superior performance; Mr. Downes’s bonus potential was set at 100% of base salary for target performance and a maximum of up to 200% of base salary for superior performance.

Due to the need to continue strengthening reserves in 2021, in February 2022, the Compensation Committee did not award any 2021 cash bonuses to Messrs. Donaghy and Downes.

For Mr. Wilcox and Ms. Campos, based on Mr. Donaghy’s recommendation, the Compensation Committee awarded discretionary bonuses in the amounts of $325,000 and $100,000, respectively. Mr. Donaghy’s recommendation was based primarily on Mr. Wilcox’s leadership of the Company’s finance and accounting functions and on Ms. Campos’s continued leadership in the areas of information technology and risk management. In approving Mr. Wilcox’s bonus, the Compensation Committee also took into account input from the Audit Committee.

Equity Incentive Compensation

In general, the Company uses equity awards to align executives’ interests with shareholders’ interests, to focus executives on delivering long-term value to shareholders and to retain executives. Stock options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date. Stock options vest in three annual equal installments subject to continued employment by the Company on the applicable vesting date. Restricted stock units (“RSUs”) are settled in common stock upon vesting and are subject to time-based vesting requirements. Performance stock units (“PSUs”) are also settled in common stock upon vesting and are subject to both time-based and performance-based vesting requirements. Dividend equivalents are accrued on both RSUs and a portion of PSUs and are paid out in cash at the time that the award vests and shares are delivered to the executive in settlement of the award.

For 2021, Mr. Donaghy received a grant of 50,000 PSUs, which were subject to three annual performance conditions: return on average equity, book value per share and net income. The Company adopted these performance goals in order to incentivize Mr. Donaghy to increase longer-term profits and better align his incentive with metrics routinely assessed by our stockholders. Because these performance conditions were not met in 2021, Mr. Donaghy’s 2021 grant of PSUs failed to vest.

Due to COVID-19 related uncertainty, the Compensation Committee did not finalize Mr. Donaghy’s 2020 grant of PSUs until February 2021, when the Compensation Committee determined that, in view of the Company’s increasing in-force rate adequate premiums from states other than Florida in 2020 by approximately 17.5% as compared to 2019, the performance condition for the 2020 PSUs had been met. Because the terms of this grant of PSUs were finalized in 2021, the grant is reported in the 2021 compensation tables even though the grant rewards Mr. Donaghy’s performance in 2020. As described above, based on shareholder engagement efforts, equity incentive compensation for the CEO has been amended beginning with fiscal 2022 to reflect a greater proportion of performance-based equity, with performance-based equity utilizing a three-year measurement period.

Our other Named Executive Officers received the following equity awards in 2021 pursuant to the terms of their respective employment agreements.

Mr. Wilcox and Ms. Campos received a grant of 10,000 RSUs and 5,000 RSUs respectively, which are subject to annual vesting over a three-year period and will vest immediately upon a change in control.

Perquisites and Other Benefits

In 2021, the Company provided the following benefits to each of the Named Executive Officers: (1) Company-paid medical, dental, disability and other insurance premiums and (2) an annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and long-term care for certain Named Executive Officers. In connection with Mr. Springer’s retirement in January 2021, and in appreciation of his significant contributions to the Company since he joined in 2006, the Company gifted him with an automobile.

Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of retirement compensation.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our equity plans. Specifically, the clawback policy provides that if the Board determines that:

•

we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, or

•

the prior determination of the level of achievement of any performance goal used under the Company’s equity plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the equity plan, as well as to the extent required by and otherwise in accordance with applicable law and our policies as may be adopted from time to time.

No Hedging or Pledging Shares

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness. Other Company employees are not subject to these restrictions.

Compensation Risk Assessment

Our employee compensation programs are intended to address, among other things, whether the program pays for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation programs create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Richard D. Peterson

Joel M. Wilentz, M.D.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2021. The only equity compensation plans in effect on December 31, 2021 were the 2009 and 2021 Plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity compensation plans approved by security holders—2009 Plan	2,950,093	$23.46	—
Equity compensation plans approved by security holders—2021 Plan	214,000	—	1,621,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,164,093	$23.46	1,621,000

(1)

This column reflects all stock options, restricted stock units and performance share units (assuming achievement of performance) granted under the 2009 Omnibus Plan that were outstanding as of December 31, 2021.

(2)

This column reflects the weighted-average exercise price of stock options granted under the 2009 Plan that were outstanding as of December 31, 2021. Restricted stock units and performance share units reflected in column (a) are not reflected in this column as they do not have an exercise price.

 2021 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Options Awards (3)	Non-Equity Incentive Plan Compensation	All other Compensation (4)	Total

Stephen J. Donaghy, Chief Executive Officer and Director	2021	$1,000,000	—	$1,468,000	$1,000,000	—	$72,457	$3,540,457
	2020	$1,000,000	—	$1,269,000	$1,000,000	$—	$53,914	$3,322,914
	2019	$804,375	—	$1,323,500	—	$675,535	$38,484	$2,841,894

Sean P. Downes, Executive Chairman	2021	$1,000,000	—	—	—	—	$72,143	$1,072,143
	2020	$1,567,813	—	$—	$850,000	—	$69,274	$2,487,087
	2019	$998,846	$1,000,000	$2,350,500	$999,999	—	$56,715	$5,406,060

Frank C. Wilcox, Chief Financial Officer	2021	$462,500	$325,000	$169,100	—	—	$63,280	$1,019,880
	2020	$462,500	$300,000	$—	399,998	—	$47,974	$1,210,472
	2019	$412,500	$400,000	$—	247,547	—	$46,319	$1,106,366

Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2021	$300,000	$100,000	$84,550	—	—	$34,352	$518,902
	2020	$300,000	$100,000	$29,286	—	—	$21,332	$450,618
	2019	$269,901	$125,000	—	—	—	$19,693	$414,594

Jon W. Springer, Former President and Chief Risk Officer; Director	2021	$115,384	—	—	—	—	$169,409	$284,793
	2020	$1,338,202	$1,000,000	$1,255,500	$1,000,000	—	$44,885	$4,638,587
	2019	$1,000,000	—	$1,752,990	—	—	$24,662	$2,777,652

(1)	For 2021, due to the need to continue strengthening reserves, the Compensation Committee did not award 2021 bonuses to Messrs. Donaghy and Downes.

(2)

The amounts reported in this column represent the aggregate grant date fair value related to (a) the PSUs granted to Mr. Donaghy for 2020 and 2021 (see the “2021 Grants of Plan-Based Awards” table below for further details regarding the PSUs granted), and (b) the RSUs granted to Mr. Wilcox and Mrs. Campos. With respect to the PSUs granted to Mr. Donaghy on March 1, 2021: 17,000 PSUs vested on March 1, 2021, 17,000 RSUs vested on March 3, 2022, and 16,000 RSUs vest on December 31, 2022. With respect to the 2021 PSUs granted to Mr. Donaghy on March 25, 2021: the performance conditions for the 2021 PSUs grant were not achieved; therefore, the tranches of the 2021 PSUs failed to vest. Grant date fair value is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions.

(3)

The amounts reported in this column for 2021 represent the aggregate grant date fair value of the stock option awards granted to Mr. Donaghy. The amounts disclosed for option awards represent the grant date fair value computed in accordance with FASB ASC Topic 718, which was $2.66, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 34.8%; dividend yield, 5.2%; weighted-average risk-free interest rate, 0.86%; and expected term in years, 6.00. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts.

(4)	For further details regarding all other compensation contained in this column, see the “2021 All Other Compensation” table below.

 2021 All Other Compensation Table

The following table sets forth amounts included in the “All Other Compensation” column in the 2021 Summary Compensation Table.

	Insurance Premiums

Name	Medical/ Dental	Life/ Disability/ Other	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Perquisites (1)	Total
Stephen J. Donaghy	$23,006	$13,488	$13,963	$14,500	$7,500	$—	$72,457
Sean P. Downes	$33,869	$15,160	$2,614	$14,500	$6,000	$—	$72,143
Frank C. Wilcox	$15,112	$3,455	$23,013	$14,500	$7,200	$—	$63,280
Kimberly D. Campos	$15,025	$5,153	$—	$9,378	$4,796	$—	$34,352
Jon W. Springer	$1,739	$2,976	$—	$2,209	$831	$161,654	$169 409

(1)	In connection with Mr. Springer’s retirement in January 2021, the Company gifted him with an automobile, the purchase price of which was $161,654.

 2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2021.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Stephen J. Donaghy	3/1/2021	—	—	—	—	50,000	(1)	—	—	$737,500
	3/1/2021	—	—	—	—	—		375,294	$14.75	$1,000,000
	3/25/2021	—	—	—	—	50,000	(1)		$14.61	$730,500
Sean P. Downes	—	—	—	—	—	—		—	—	—
Frank C. Wilcox	12/17/2021	—	—	—	—	10,000	(1)	—	—	$169,100
Kimberly D. Campos	12/17/2021	—	—	—	—	5,000	(1)	—	—	$84,550
Jon W. Springer	—	—	—	—	—	—		—	—	—

(1)

With respect to the PSUs granted to Mr. Donaghy on March 1, 2021: 17,000 PSUs vested on March 1, 2021, 17,000 RSUs vested on March 3, 2022, and 16,000 RSUs vest on December 31, 2022. With respect to the 2021 PSUs granted to Mr. Donaghy on March 25, 2021:

the performance conditions for the 2021 PSUs grant were not achieved; therefore, the tranches of the 2021 PSUs failed to vest. With respect to the RSUs granted to Mr. Wilcox and Mrs. Campos on December 17, 2021: the RSU ratably vest on December 17, 2022, 2023 and 2024.

(2)	See note (3) of the 2021 Summary Compensation Table for additional information about these awards.

(3)

The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (2) and (3) of the 2021 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

 2021 Outstanding Equity Awards at Year-End

The following table sets forth certain information regarding unexercised options and stock, RSUs or PSUs held by the Named Executive Officers that had not vested as of December 31, 2021.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (9)

Stephen J. Donaghy	95,348	190,698	(1)	$16.92	4/7/2030	—		$—

						25,000	(5)	$425,000

						33,000	(6)	$561,000

						50,000	(7)	$850,000

	—	375,294	(2)	$14.75	3/1/2031

Sean P. Downes	50,000	—		$24.18	6/15/2022	—		—

	66,666	—		$19.52	2/28/2026	—		—

	150,000	—		$19.52	2/28/2026	—		—

	433,334	—		$27.20	1/20/2027	—		—

	463,047	—		$32.80	3/19/2028	—		—

	67,327	33,664	(3)	$31.64	3/14/2029

	73,764	147,530	(4)	$18.23	4/30/2030	—		—

	—	—		—	—	16,000	(8)	$272,000

Frank C. Wilcox	16,666	8,334	(3)	$31.64	3/14/2029	—		$—

	34,712	69,426	(4)	$18.23	4/30/2030	—		$—

						10,000	(9)	$170,000

Kimberly D. Campos	—	—		—	—	5,000	(10)	85,000

Jon W. Springer	—	—		—	—	—		—

(1)	The options held by Mr. Donaghy with an exercise price of $16.92 ratably vest on April 7, 2022 and 2023.

(2)	The options held by Mr. Donaghy with an exercise price of $14.75 ratably vest on March 2022 and 2023.

(3)	The options held by Messrs. Downes and Wilcox with an exercise price of $31.64 vest on March 14, 2022.

(4)	The options held by Messrs. Downes and Wilcox with an exercise price of $18.23 ratably vest on April 30, 2022 and 2023.

(5)	The RSUs held by Mr. Donaghy are subject to time-based vesting conditions and vest on December 31, 2022.

(6)	The PSUs held by Mr. Donaghy are subject to time-based vesting conditions. Assuming the time condition is satisfied, 17,000 of the PSUs vested on March 1, 2022 and 16,000 vest on December 31, 2022.

(7)	The 2021 PSUs granted to Mr. Donaghy on March 25, 2021 included performance conditions for the 2021 year which were not achieved; therefore, the tranches of the 2021 PSUs failed to vest.

(8)	The PSUs held by Mr. Downes are subject to time-based vesting conditions. Assuming the time condition is satisfied, 16,000 of the PSUs vested on March 1, 2022.

(9)	The RSUs held by Mr. Wilcox and Mrs. Campos are subject to time-based vesting conditions and ratably vest on December 17, 2022, 2023 and 2024.

(10)	Calculated based on closing stock price of $17.00 on December 31, 2021.

 Options Exercised and Stock Vested

The following table sets forth information regarding stock awards held by the Named Executive Officers that vested during the year ended December 31, 2021. No Named Executive Officers exercised any stock options during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Stephen J. Donaghy	42,000	$628,250

Sean P. Downes	35,315	$527,307

Frank C. Wilcox	—	$—

Kimberly D. Campos	—	$—

Jon W. Springer	29,741	$449,089

 Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each Named Executive Officer’s employment agreement in effect in 2021.

Prior Donaghy Employment Agreement

Mr. Donaghy’s prior employment agreement (as described above and below, Mr. Donaghy’s CEO employment agreement was amended and restated in 2022 following shareholder engagement efforts) provides that he will serve as the CEO of the Company for a term beginning on January 1, 2020 and ending on December 31, 2022, unless earlier terminated in accordance with its terms. Mr. Donaghy will receive a base salary of $1 million, which will not be increased or decreased during the Term. He is eligible to receive a discretionary bonus of $2.5 million for target performance and $3.5 million for superior performance, with the actual bonus payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company.

Mr. Donaghy is eligible to receive an annual grant of 50,000 PSUs, which will be subject to time-vesting and performance-vesting conditions. He will also be eligible to receive a one-time grant of 75,000 RSUs, which will be subject to time-vesting conditions. He is also eligible to receive an annual grant of stock options, with a grant date fair value of $1 million.

If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options and PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date, and any unvested RSUs, will fully vest as of the termination date and the stock options shall remain exercisable for one year. The PSUs will be paid based on actual performance for the full performance year, determined after the end of the performance year.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs and RSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. The PSUs will be paid based on extrapolated performance for the full performance year based on actual performance through the termination date. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

If Mr. Donaghy becomes disabled, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options, RSUs and PSUs held by Mr. Donaghy.

Mr. Donaghy is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. In the event he and the Company have not entered into a new agreement or renewed this agreement on or prior to December 31, 2022, the non-compete period will be two years. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Amended and Restated Donaghy Employment Agreement

Mr. Donaghy’s employment agreement was amended and restated effective April 7, 2022. The term commenced on January 1, 2020 and will continue until the termination of such employment.

Base Salary: Mr. Donaghy’s amended and restated employment agreement provides for a $1 million base salary, which will not be increased or decreased during the term.

Annual Short-Term Cash Incentive Award: Mr. Donaghy’s amended and restated employment agreement provides for an annual cash incentive for each calendar year with a threshold opportunity of 75% of base salary, a target opportunity of 150% of base salary and a maximum opportunity of 300% of base salary, based on the level of achievement of annual company and individual performance-based objectives for such calendar year.

Annual Long-Term Equity Incentive Awards: Pursuant to Mr. Donaghy’s amended and restated employment agreement, he is eligible to receive an annual grant of restricted share units with a target value of $1,750,000, at least 50% of which must be performance-based and no more than 50% of which may be time-based. The performance-based component of his equity incentive opportunity is based upon the level of achievement of pre-established annual company performance objectives during a three three-year performance award cycle, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The time-based component of his equity incentive opportunity will vest in 1/3 increments annually over three years.

Downes Employment Agreement

Mr. Downes’s employment agreement provides that he will serve as the Executive Chairman of the Board. There is no specified term of the agreement. Mr. Downes will receive $1 million in annual base salary and a discretionary bonus of 100% of base salary for target performance and 200% of base salary for superior performance, with the actual bonus payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. He will also receive a one-time grant of stock options with a target grant date fair value of $850,000, which will be subject to three-year annual vesting. He will not receive any other equity grants.

If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year.

In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and remain outstanding for one year following termination. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes becomes disabled, then the Company would be entitled to suspend his status as Executive Chairman of the Board, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to equity awards held by Mr. Downes.

Mr. Downes is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Wilcox Employment Agreement

Mr. Wilcox’s employment agreement provides that he will continue to serve as the Company’s Chief Financial Officer for a term beginning on January 1, 2020 and ending on December 31, 2021, unless earlier terminated in accordance with its terms. He is entitled to receive an annual base salary of $412,500, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by the Chief Executive Officer, and an annual bonus as determined by the Compensation Committee in its sole discretion. He was also entitled to receive a one-time grant of stock options with a grant date fair value of $400,000, which is subject to a three-year ratable vesting period.

If Mr. Wilcox is terminated without cause, he is entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, subject to his execution of a general release of claims in favor of the Company.

Mr. Wilcox’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

Campos Employment Agreement

Ms. Campos’s employment agreement provides that she will continue to serve as the Company’s Chief Administrative Officer and Chief Information Officer for a term beginning on January 1, 2020 and ending on December 31, 2021. She will receive an annual base salary of $300,000, which is subject to adjustment by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer. She is also eligible to receive an annual bonus as determined by the Company in its sole discretion, subject to her continued employment through the payment date of the bonus.

Ms. Campos also received a grant of 1,800 shares of fully vested and non-forfeitable common stock of the Company.

If Ms. Campos is terminated without cause, she will also receive a lump-sum cash payment equal to her base salary for the remaining term of the agreement, subject to her execution of a general release of claims in favor of the Company.

Ms. Campos’s agreement also contains non-compete, nondisparagement, nonsolicitation and confidentiality provisions.

 2021 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our Named Executive Officers would have been entitled assuming a termination or change in control had occurred as of December 31, 2021. We have not included Mr. Springer in this table since he retired from the Company as of January 31, 2021.

Name	Benefit	Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Stephen J. Donaghy	Base Salary	$1,000,000		$2,000,000	—	—

	Annual Incentive Award	—		—	—	—

	Equity Compensation	$1,830,413		$1,830,413	$1,830,413	$1,830,413

	Other Post-Employment Obligations	—	(6)	—	—	—

Sean P. Downes	Base Salary	$1,000,000		$2,000,000	—	—

	Annual Incentive Award	—		—	—	—

	Equity Compensation	$272,000		$272,000	$272,000	$272,000

	Other Post-Employment Obligations	—	(6)	—	—	—

Frank C. Wilcox	Base Salary	—		—	—	—

Kimberly D. Campos	Base Salary	—		—	—	—

(1)

If the payments and benefits to a Named Executive Officer under his or her respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of their employment agreements.

(2)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2021, and no prior change in control. For Mr. Donaghy, these amounts represent (i) a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage (which amount is not included here), subject to his execution of a general release of claims in favor of the Company, (ii) his pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, and (iii) the value of any stock options and PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date, and the value of any unvested RSUs, which will fully vest as of the termination date. The PSUs will be paid based on actual performance for the full performance year, determined after the end of the performance year. For Mr. Downes, these amounts represent: (i) a lump-sum cash payment equal to 12 months’ base salary and 12 months of COBRA coverage (which amount is not included here), subject to his execution of a general release of claims in favor of the Company, and (ii) his pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, (iii) the value of any stock options and PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date. For Mr. Wilcox and Ms. Campos, this amount represents a lump-sum cash payment equal to his or her base salary for a period equal to the remaining term of his or her 2020 Employment Agreement, which expired on December 31, 2021.

(3)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2021, within 24 months after a change in control. With respect to Mr. Donaghy, the amounts represent (i) two times his then-annual rate of base salary, (ii) two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company, and (iii) all equity compensation (stock options, RSUs and PSUs) held by Mr. Donaghy would immediately vest and/or become exercisable and remain outstanding for one year following termination. With respect to Mr. Downes, the amounts represent (i) two times his then-annual rate of base salary, (ii) two times his bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. and (iii) all equity compensation (stock options RSUs and PSUs) held by Mr. Downes would immediately vest and/or become exercisable and remain outstanding for one year following termination.

(4)

The amounts in these columns represent equity compensation (stock options, RSUs and PSUs) that would have vested had Messrs. Donaghy and Downes been continuously employed by the Company through the end of the one-year period following the termination date.

(5)

Includes the “intrinsic value” as of December 31, 2021 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 31, 2021, $17.00, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of a termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2021, see the 2021 Outstanding Equity Awards at Year-End table above.

(6)	Messrs. Donaghy and Downes are also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason (which amount is not included here).

 CEO Pay Ratio

For 2021:

•	the annual total compensation of the median compensated of all employees of our Company (other than our CEO) was $73,006; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,540,457.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Donaghy, our Chief Executive Officer, to the annual total compensation of the median compensated all Company employees (other than Mr. Donaghy), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 48 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2021 and compensation for the period of January through December 31, 2021 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2021 year in accordance with the requirements of Item 402 of Regulation S-K.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2022. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2022, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

 Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2021. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2021. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

 Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2021, the Audit Committee approved Plante & Moran’s provision of tax services, based on its conclusion that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

 Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2021 and 2020.

	For the Years Ended December 31,
	2021	2020

Audit fees	$ 791,500	$ 782,900

Audit-related fees	100,040	103,330

Tax fees	95,700	95,700

All other fees	—	—

Total fees	$987,240	$981,930

In the table above, in accordance with SEC rules, “Audit fees” are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees that we paid to Plante & Moran for assurance and related services that were reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.” “Tax fees” are fees that we paid to Plante & Moran for tax compliance, tax advice and tax planning.

 Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2021, which include the balance sheets of the Company as of December 31, 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2021, 2020 and 2019 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2021, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB regarding Plante & Moran’s communications with the Audit Committee concerning independence and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Ozzie A. Schindler

Joel M. Wilentz, M.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Executive Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions since January 1, 2021, which are known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Executive Chairman of the Board, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Dennis Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Dennis Downes received $300,000 in salary and bonus in 2021.

Sean McCahill, the son of Francis X. McCahill, III, an independent director of the Company who was elected to the Board on August 2, 2021, is the Vice President of Clovered, Inc., a wholly-owned subsidiary of the Company. He joined the Company in May 2016. As Vice President, Mr. Sean McCahill is entitled to an annual base salary of $235,000, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and life insurance benefits. Mr. Sean McCahill is entitled to participate in benefit plans generally available to employees in similar positions and in equity incentive plans available to employees, including the Omnibus Plan. Mr. Sean McCahill received $330,700 in salary, bonus and benefits in 2021.

Matthew J. Palmieri is the son of Ralph J. Palmieri, a former independent director of the Company who retired from the Board as of the date of the 2021 Annual Meeting. In November 2020, Mr. Matthew Palmieri took on a new role as President of UPCIC, a wholly-owned subsidiary of the Company effective January 25, 2021; he originally joined the Company in June 2006. Mr. Matthew Palmieri previously served as the President of Blue Atlantic, a wholly-owned subsidiary of the Company. Mr. Ralph Palmieri was first appointed to the Board in 2014 and on February 21, 2021 notified the Company that he was retiring from the Board of Directors. Pursuant to Mr. Matthew Palmieri’s employment agreement, he was entitled to receive an annual base salary of $500,000 and an annual bonus at the discretion of the Company. Mr. Matthew Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to employees, including the Omnibus Plan. Mr. Matthew Palmieri is also entitled to receive an automobile allowance and life insurance benefits. In 2021, Mr. Matthew Palmieri received $900,000 in salary and bonus.

Ryan Donaghy, the son of Stephen J. Donaghy, our Chief Executive Officer and director of the Company, is a Senior Software Developer at Evolution Risk Advisors, a wholly-owned subsidiary of the Company; he joined the Company in August 2004. As Senior Software Developer, Mr. Ryan Donaghy is entitled to an annual base salary of $162,240, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and participation in the Company’s 401(k) plan. Mr. Ryan Donaghy received $201,400 in salary, bonus and benefits in 2021.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 11, 2022 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

 Ownership of Series A Preferred Stock

As of April 11, 2022, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

 Ownership of Common Stock

As of April 11, 2022, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Beneficial Owners of More than 5% of Our Common Stock
BlackRock, Inc. (4)	4,510,672	14.6%
The Vanguard Group (5)	2,984,037	9.6%
Dimensional Fund Advisors LP (6)	1,584,655	5.1%
Named Executive Officers and Directors
Scott P. Callahan (7)	28,536	*
Kimberly D. Campos	3,117	*
Stephen J. Donaghy (8)	941,682	3.0%
Sean P. Downes (9)	2,812,089	9.1%
Marlene M. Gordon	2,000	*
Francis X. McCahill III	—	—
Richard D. Peterson (10)	30,174	*
Michael A. Pietrangelo (11)	113,083	*
Ozzie A. Schindler (12)	51,519	*
Jon W. Springer	535,196	1.7%
Frank C. Wilcox (13)	215,522	*
Joel M. Wilentz, M.D. (14)	263,348	*
Executive officers and directors as a group (12 people) (16)	4,996,266	16.1%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 11, 2022, upon the exercise of stock options or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and preferred stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 11, 2022, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 4,437,838 shares and sole dispositive power as to 4,510,672 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022 by Vanguard Group Inc. At that time, The Vanguard Group reported shared voting power as to 35,943 shares, sole dispositive power as to 2,933,599 shares and shared dispositive power as to 50,438 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(6)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022 by Dimensional Fund Advisors LP. At that time, Dimensional Fund Advisors LP reported sole voting power as to 1,536,634 shares and sole dispositive power as to 1,584,655 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(7)	Includes options held by Mr. Callahan to purchase an aggregate of 20,000 shares of common stock.

(8)	Includes options held by Mr. Donaghy to convert and purchase an aggregate of 315,795 shares of common stock.

(9)	Includes options held by Mr. Downes to convert and purchase an aggregate of 1,411,567 shares of common stock.

(10)	Includes options held by Mr. Peterson to purchase an aggregate of 19,200 shares of common stock.

(11)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 20,000 shares of common stock.

(12)	Includes options held by Mr. Schindler to purchase an aggregate of 20,000 shares of common stock.

(13)	Includes options held by Mr. Wilcox to purchase an aggregate of 94,425 shares of common stock.

(14)	Includes options held by Dr. Wilentz to purchase an aggregate of 20,000 shares of common stock.

(15)	See footnotes (2) and (7) – (14) above.

INFORMATION ABOUT ANNUAL MEETING AND VOTING PROCEDURES; SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Gary Lloyd Ropiecki, our Secretary, as the lawful proxies for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement.

Shareholders Entitled to Vote

The record date for the meeting is April 11, 2022. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	45	30,945,887
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

Voting Options for Each Proposal at the Annual Meeting

With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Proposals 2 and 3, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.

Votes Required to Pass Each Proposal

Proposals 1, 2, and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Voting Recommendations for Each Proposal

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)
•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 2)
•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2022 fiscal year (Proposal 3)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on a proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2022 fiscal year (Proposal 3) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, each of the other proposals is not considered to be a routine matter under NYSE rules, and brokers will not be permitted to vote on Proposals 1 or 2 if the beneficial owners fail to provide voting instructions. Broker non-votes will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. We may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2022 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.proxydocs.com/UVE ON APRIL 29, 2022.

We will promptly send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 to you without charge upon written request by mail to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholder Proposal Deadline for 2023 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2023 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 30, 2022.

In addition, a shareholder may wish to have a proposal presented at the 2023 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2023 Annual Meeting of Shareholders must be delivered to the Company between March 13, 2023 and April 12, 2023.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki, Secretary

April 29, 2022

P.O. BOX 8016, CARY, NC 27512-9903 insurance holdings universal YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNETGo To: www.proxypush.com/UVE Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-844-926-2197 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Universal Insurance Holdings, Inc. Annual Meeting of Shareholders For Shareholders of record as of April 11, 2022 TIME: Friday, June 10, 2022 9:00 AM, Eastern Time PLACE: Boca Raton Resort & Club 501 E. Camino Real, Boca Raton, FL 33432 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Frank C. Wilcox and Gary L. Ropiecki (the “Named Proxies”), and each of them with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote all shares of capital stock of Universal Insurance Holdings, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 AM, Eastern Time, on Friday, June 10, 2022 at Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any adjournment or postponement thereof, including, without limitation, to vote for the election for such substitute nominee(s) for Director as such Named Proxies may select in the event that any nominee(s) named become(s) unable to serve. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Universal Insurance Holdings, Inc. Annual Meeting of Shareholders Please make your marks like this: X COMPANY PROPOSALS- THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH NOMINEE IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 PROPOSAL 1. Election of eleven directors. 1.01 Scott P. Callahan 1.02 Kimberly D. Campos 1.03 Stephen J. Donaghy 1.04 Sean P. Downes 1.05 Marlene M. Gordon 1.06 Francis X. McCahill, III 1.07 Richard D. Peterson 1.08 Michael A. Pietrangelo 1.09 Ozzie A. Schindler 1.10 Jon W. Springer 1.11 Joel M. Wilentz, M.D. BOARD OF DIRECTORS YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR 2. Advisory vote to approve the compensation paid to the Company’s named executive officers. 3. Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. FOR AGAINST ABSTAIN Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on June 10, 2022. The Notice, Proxy Statement and Annual Report are available at www.proxydocs.com/UVE Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable) Date Signature (if held jointly) Date